                News Release                                                        ■      ■      ■      ■

FOR:	REMEDYTEMP, INC.

CONTACT:

Monty Houdeshell

Senior Vice President and

Chief Administrative Officer

(949) 425-7600

Roger Pondel/Rob Whetstone

PondelWilkinson Inc.

(310) 279-5980

REMEDYTEMP SHAREHOLDERS APPROVE AGREEMENT

TO BE ACQUIRED BY SELECT PERSONNEL

ALISO VIEJO, CA — June 29, 2006 — RemedyTemp, Inc. (NASDAQ:REMX) today announced that its shareholders have approved an agreement to be acquired by Santa Barbara-based Select Personnel Services. The transaction is expected to be effective June 30, 2006, when RemedyTemp will cease being a publicly traded company.

The terms of the agreement provide for privately-held Select to acquire all the outstanding shares of RemedyTemp for $17.00 per share in cash, equal to approximately $169 million.

About Select Personnel Services

Founded in Santa Barbara in 1985, Select Personnel Services, with annual revenues in excess of $500 million, currently operates more than 50 offices nationwide.  In addition to pre-qualified, motivated employees, Select boasts a team of experts in human resources, technology, risk management, and labor and employment law to meet every employer’s needs.  Select provides employment solutions to a wide variety of companies, including manufacturing, industrial, clerical, accounting, technical, and professional services.  For additional information, visit www.selectpersonnel.com.

About RemedyTemp

RemedyTemp, with 230 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. The company operates under the brands Remedy® Intelligent Staffing, Talent Magnet™ by Remedy and RemX® Specialty Staffing.  For additional information, visit www.remedytemp.com.

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